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                                  EXHIBIT  99

News Release

FOR IMMEDIATE RELEASE

                                                              Investor Contacts:
                                                                    Julia Potter
                                                                  (312) 255-5055
                                                 julia.potter@diamondcluster.com

                                                                  Margaret Boyce
                                                                  (312)-255-5784
                                               margaret.boyce@diamondcluster.com

                                                                  Media Contact:
                                                                      David Moon
                                                                  (312) 255-4560
                                                   david.moon@diamondcluster.com


   DIAMONDCLUSTER INTERNATIONAL ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS

CHICAGO, March 5, 2001--DiamondCluster International, Inc. (Nasdaq: DTPI), a business strategy and technology solutions firm, today announced that it lowered its revenue and earnings outlook for the fiscal fourth quarter. Revenue for the fourth quarter of fiscal 2001 (ending March 31, 2001) is expected to be $73-$77 million, compared with the company's previous guidance of $93-$97 million. In addition, the company anticipates taking a non-operating charge in the fourth quarter of approximately $7.5 million to make downward adjustments in the valuation of several equity holdings. Excluding the one-time charge, the company is expecting cash earnings per diluted share for the quarter to be $0.19, compared with previous guidance of $0.30-$0.32. DiamondCluster attributes the lower estimated fourth quarter results to an abrupt deterioration in the North American economy.

Mel Bergstein, DiamondCluster's chairman and CEO, said, "We are disappointed that we did not achieve the growth we originally projected in North America. The economic environment in North America has deteriorated very quickly during the quarter. Our European and Latin American practices still remain strong and we are expecting continued growth in those regions moving forward. In addition, we are pleased that we continue to generate cash profits and positive cash flow. Until the macro-economic situation in North America stabilizes, however, we expect total revenue to be $70-$80 million per quarter.

"We remain very confident in our business model," continued Bergstein. "This is a very good business with good growth, very good profitability and extraordinary cash flow. When the economy stabilizes, we would expect to quickly return to our normal industry-leading operating metrics.

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DiamondCluser International Preliminary Q4 FY01 Results/PAGE 2

"We have two basic tenets: we will remain operating cash flow positive and we will protect our assets," said Bergstein. "The assets in this business are people, client relationships and intellectual capital. While we will cut costs across all programs, we are not planning layoffs. We believe we can maintain a 5% pre-tax cash margin (before goodwill amortization and non-cash compensation) until the North American economy stabilizes."

Actual results for fourth quarter 2001, and further details related to the Company's expectations for fiscal year 2002, will be reported the first week of May 2001.

In addition, the company announced that its Board of Directors has authorized the repurchase of up to one million additional shares of the company's outstanding common stock as part of the company's existing stock repurchase program. DiamondCluster plans to repurchase the shares on the open market from time to time or in privately negotiated transactions. The timing and volume of the purchases will be dependent upon market conditions. The company intends to fund the repurchases through its cash balances.

Conference Call

Management from DiamondCluster International will host a conference call on Monday, March 5, 2001 at 10:00 am EST to discuss the company's revised guidance. Domestic participants should call 800-482-5547, and international callers should dial 303-224-6999. The call will also be broadcast live and archived on DiamondCluster's web site at www.diamondcluster.com. A replay of the call will be available through March 12, 2001 by dialing 800-625-5288, domestically or 303-804-1855, outside the U.S. and entering passcode 947898 when prompted.

About DiamondCluster International

DiamondCluster International, Inc. (Nasdaq: DTPI) is a premier business strategy and technology solutions firm, delivering value to clients worldwide by developing and implementing innovative digital strategies that capitalize on the opportunities presented by new technologies.

DiamondCluster was established in 2000 by the combination of Diamond Technology Partners, founded in 1994, and Cluster Consulting, originally established in 1993. The combined firm has more than 1,000 consultants serving Global 2000 clients in such industries as financial services, consumer and industrial products and services, telecommunications and energy, healthcare and insurance. Headquartered in Chicago, DiamondCluster also has offices in Barcelona, Boston, Dusseldorf, Lisbon, London, Madrid, Munich, New York, Paris, San Francisco and Sao Paulo. Visit www.diamondcluster.com for more information.
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DiamondCluser International Preliminary Q4 FY01 Results/PAGE 3

Forward Looking Statements

Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to successfully integrate acquisitions, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, recruitment and retention of personnel, absence of long-term contracts with clients, growth management, project risks, and technological advances. Material risks and uncertainties are highlighted in our filings with the SEC including the Form 10-Q for the quarter ended December 31, 2000, as well as the Form S-4 associated with the combination of Diamond and Cluster, which was initially filed on October 12, 2000 and amended on November 6, 2000.


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